Exhibit 99

Piper Sandler Companies
350 North 5th Street, Suite 1000
Minneapolis, MN 55401

Contact
Kate Clune
Chief Financial Officer
Tel: 212 466-7799
investorrelations@psc.com
FOR IMMEDIATE RELEASE

Piper Sandler Companies Elects Stuart M. Essig to
Board of Directors

MINNEAPOLIS – February 4, 2026 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, is pleased to announce the addition of Stuart M. Essig, Ph.D. to its board of directors.

“Stuart will be a great asset to our board of directors. He brings deep experience and knowledge of the healthcare and medical technology industries, which remain important sectors for our investment banking business. In addition, his proven track record of leading a growing, publicly traded company will provide valuable perspective to the board,” said Chad Abraham, Piper Sandler chairman and chief executive officer.

Essig previously served as chief executive officer and director of Integra LifeSciences Corporation, a global medical technology company focused on innovative solutions for neurosurgery, tissue reconstruction, and advanced wound care, from 1997 to 2012. Following that, he has served as chairman from 2012 until today and executive chairman during 2024 and 2025. During Essig’s tenure, Integra LifeSciences grew revenues from approximately $15 million to more than $1.6 billion. Before joining Integra, Essig was a managing director in the healthcare group at Goldman Sachs where he had 10 years of experience, serving as a senior mergers and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients.

In addition to serving as chairman of Integra, Essig currently serves on the board of directors at IDEXX Laboratories. From 1999 to 2017, he served on the board of directors at St. Jude Medical and has also sat on the boards of Zimmer Biomet, Owens & Minor and Orthofix. Essig earned a bachelor’s degree from the School of Public and International Affairs at Princeton University, and M.B.A. and Ph.D. degrees in financial economics from the University of Chicago, Graduate School of Business.

About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; in the EU through Aviditi Capital Advisors Europe GmbH, a tied agent of AHP Capital Management GmbH, authorized and regulated by BaFin; in the Abu Dhabi Global Market through Piper Sandler MENA Ltd., authorized and regulated by the ADGM Financial Services Regulatory Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.

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